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                                                                      EXHIBIT 99

                [LETTERHEAD OF CKF BANCORP, INC. APPEARS HERE]

                                 PRESS RELEASE

FOR IMMEDIATE RELEASE
Date:  January 16, 1997
Contract:  John Stigall
Phone:  (606) 236-4181
Fax:    (606) 236-4363


                              CKF BANCORP, INC.,
                      CASH DIVIDEND AND SPECIAL DIVIDEND

Danville, Kentucky -- John H. Stigall, President and Chief Executive Officer of CKF Bancorp, Inc. (the "Corporation"), Danville, Kentucky, the holding company of Central Kentucky Federal Savings Bank of Danville (the Bank), announced today the Corporation's Board of Directors declared a semiannual cash dividend of $.22 per share to all shareholders of record on January 29, 1997, payable on February 10, 1997. Subject to the Corporation's earnings and capital, it is the current intention of the Corporation to continue to pay regular semiannual cash dividends.

Mr. Stigall also announced that the Corporation's Board of Directors declared a special cash dividend of $1.00 per share to all shareholders of record on January 29, 1997, payable on February 11, 1997.

Mr. Stigall indicated that the cash dividends were being paid as a result of continued profitability of the Corporation and its wholly owned subsidiary, the Bank. He also stated that any future special cash dividend, if any, would be at the sole discretion of the Corporation's Board of Directors.

The Bank is a federally chartered stock savings bank headquartered in Danville Kentucky. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation ("FDIC"). The Corporation's common stock is quoted in the Nasdaq Small-Cap Issues under the symbol "CKFB."